WARD RESIGNS FROM MAYTAG;
                 HADLEY APPOINTED INTERIM PRESIDENT & CEO

NEWTON,  IOWA,  November  9,  2000     Maytag Corporation (NYSE: MYG) today
announced that Lloyd D. Ward has resigned as its Chairman, Chief Executive Officer and as a director. The resignation resulted from a difference with the Board of Directors over the Company's strategic outlook and direction. Mr. Ward said that under the circumstances it was in both his and the Company's interests that he tender his resignation.

"Maytag is a great Company and franchise, "Mr. Ward said. "And, I certainly wish them well."

"On behalf of the entire Maytag team, I would like to thank Lloyd Ward for his dedication and effort over the past year, which has been a difficult one for our industry and for Maytag," said Howard L. Clark, Jr., Chairman of the Executive Committee. Mr. Ward joined Maytag in 1996.

In light of Mr. Ward's resignation, the Board has appointed Leonard A. Hadley as President and Chief Executive Officer. Mr. Hadley will serve on an interim basis while the Company begins a search to replace Mr. Ward.

Prior to his retirement in August 1999, Mr. Hadley served for seven years as Chairman and Chief Executive Officer of Maytag, having joined the Corporation in 1959.

Maytag Corporation is a leading producer of home and commercial products, which are sold to customers in North America and international markets. The Corporation's principal brands are Maytag, Hoover, Jenn-Air, Maytag Performa, Magic Chef, Dynasty, Dixie-Narco, Blodgett, Pitco Frialator, MagiKitchen, Blodgett Combi and Jade.